AMERICAN ABSORBENTS NATURAL PRODUCTS, INC.
                    EXHIBIT 21 - SUBSIDIARY OF THE REGISTRANT

                 NAME                          JURISDICTION OF INCORPORATION

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       American Absorbents, Inc.                           Texas

The corporation listed is a wholly owned subsidiary of the Registrant, and is included in the consolidated financial statements.


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